                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE KING MANAGEMENT CORPORATION

                                       AND

                    SUNRISE INTERNATIONAL LEASING CORPORATION








                          DATED AS OF JANUARY 31, 2000



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                                TABLE OF CONTENTS
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
ARTICLE 1.       THE MERGER; CANCELLATION AND CONVERSION OF SECURITIES............................................1
       1.1.   The Merger..........................................................................................1
       1.2.   The Closing.........................................................................................1
       1.3.   Effective Time......................................................................................2
       1.4.   Effects of the Merger...............................................................................2
       1.5.   Certificate of Incorporation of the Surviving Corporation...........................................2
       1.6.   Bylaws of the Surviving Corporation.................................................................2
       1.7.   Directors and Officers of the Surviving Corporation.................................................2
       1.8.   Cancellation and Conversion of Securities...........................................................2
       1.9.   Dissenting Shares...................................................................................3
       1.10.  Surrender of Securities; Funding of Payments; Stock Transfer Books..................................3
       1.11.  Stock Options.......................................................................................5

ARTICLE 2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................5
       2.1.   Disclosure Schedule.................................................................................6
       2.2.   Organization and Qualification......................................................................6
       2.3.   Authorization and Enforceability....................................................................6
       2.4.   Capitalization......................................................................................7
       2.5.   SEC Filings and Financial Statements................................................................7
       2.6.   Absence of Undisclosed Liabilities..................................................................8
       2.7.   Consents and Approvals..............................................................................8
       2.8.   Compliance with Laws................................................................................8
       2.9.   Litigation..........................................................................................9
       2.10.  Absence of Material Adverse Changes.................................................................9
       2.11.  Disclosure Documents................................................................................9
       2.12.  Merger Filings......................................................................................9
       2.13.  Vote Required......................................................................................10
       2.14.  Company Action.....................................................................................10
       2.15.  State Takeover Laws................................................................................10
       2.16.  Rights Plan........................................................................................10
       2.17.  Fairness Opinion...................................................................................10
       2.18.  No Finders.........................................................................................10

ARTICLE 3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY..................................10
       3.1.   Organization and Qualification.....................................................................10
       3.2.   Authorization and Enforceability...................................................................11
       3.3.   Consents and Approvals.............................................................................11
       3.4.   Disclosure Documents...............................................................................11
       3.5.   Merger Filings.....................................................................................12
       3.6.   No Vote Required...................................................................................12
       3.7.   Financing..........................................................................................12
       3.8.   No Finders.........................................................................................12

ARTICLE 4.       COVENANTS.......................................................................................12
       4.1.   No Solicitation....................................................................................12
       4.2.   Stockholders Meeting; Proxy Statement..............................................................13


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                                TABLE OF CONTENTS
                                   (continued)

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
       4.3.   Access to Information..............................................................................14
       4.4.   Consents...........................................................................................14
       4.5.   Expenses...........................................................................................14
       4.6.   Further Actions....................................................................................14
       4.7.   Regulatory Approvals...............................................................................14
       4.8.   Certain Notifications..............................................................................15
       4.9.   Officers' and Directors' Indemnification...........................................................15
       4.10.  Financing..........................................................................................15

ARTICLE 5.       CLOSING CONDITIONS..............................................................................15
       5.1.   Conditions to Obligations of Parent, Merger Subsidiary and the Company.............................15
       5.2.   Conditions to Obligations of Parent and Merger Subsidiary..........................................16
       5.3.   Conditions to Obligations of the Company...........................................................16

ARTICLE 6.       TERMINATION AND ABANDONMENT.....................................................................17
       6.1.   Termination........................................................................................17
       6.2.   Effect of Termination..............................................................................18

ARTICLE 7.       MISCELLANEOUS...................................................................................19
       7.1.   Amendment and Modification.........................................................................19
       7.2.   Waiver.............................................................................................19
       7.3.   Notices............................................................................................19
       7.4.   Assignment.........................................................................................20
       7.5.   Governing Law......................................................................................20
       7.6.   Counterparts.......................................................................................20
       7.7.   Knowledge..........................................................................................20
       7.8.   Interpretation.....................................................................................21
       7.9.   Publicity..........................................................................................21
       7.10.  Entire Agreement...................................................................................21



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
                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of January 31, 2000, by and between THE KING MANAGEMENT CORPORATION, a Minnesota corporation (the "Acquiror"), and SUNRISE INTERNATIONAL LEASING CORPORATION, a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of the Acquiror and the Company have both approved and adopted this Agreement and the transactions contemplated hereby, including the merger of the Company with and into the Acquiror (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the recommendation of a special committee of independent directors of the Company Board (the "Special Committee"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the Company's stockholders (other than the Acquiror);

         WHEREAS, certain persons and entities affiliated with the Acquiror have entered into an Agreement to Facilitate the Merger (the "Agreement to Facilitate") pursuant to which they have agreed, among other things, to vote all of their shares of Company stock in favor of the Merger;

         WHEREAS, pursuant to the Agreement to Facilitate, between the date of this Agreement and prior to the Effective Time of the Merger, the shareholders of the Acquiror will contribute all of the outstanding shares of common stock of the Acquiror to a newly-formed Minnesota corporation (the "Parent"), which will thereafter own all of the outstanding shares of common stock of the Acquiror;

         WHEREAS, also pursuant to the Agreement to Facilitate, between the date of this Agreement and prior to the Effective Time of the Merger, the shareholders of the Acquiror will contribute all of their shares of Company stock to the Parent, which will thereafter contribute these shares of Company stock to the Acquiror; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1.
         THE MERGER; CANCELLATION AND CONVERSION OF SECURITIES

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("DGCL") and the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time (as defined in Section 1.3 hereof), the Company will merge with and into the Acquiror. As a result of the Merger, the separate corporate existence of the Company will cease and the Acquiror will continue as the surviving corporation (the "Surviving Corporation") in accordance with the DGCL and the MBCA.

         1.2. The Closing. Unless this Agreement will have been terminated and the transactions herein contemplated will have been abandoned pursuant to
Section 6.1 hereof and subject to the
satisfaction or waiver of the conditions set forth in Article 5, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the day the Merger is approved by the stockholders of the Company at the Stockholders Meeting (as defined in Section 4.2 hereof), or as soon thereafter as all conditions to the Closing have been satisfied or waived, or on such other date and/or at such other time as the Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing will take place at the offices of Oppenheimer Wolff & Donnelly LLP, Plaza VII Building, 45 South Seventh Street, Minneapolis, Minnesota 55402, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

         1.3. Effective Time. At the Closing, the Company and the Acquiror will file, or cause to be filed, with the Secretaries of State of the States of Delaware and Minnesota a certificate or articles of merger or other appropriate documents (in any such case, the "Certificates of Merger"), substantially in the form set forth in Exhibit A attached hereto, and executed in accordance with, the relevant provisions of the DGCL and the MBCA. The parties will take such other and further actions as may be required by law to make the Merger effective. The Merger will become effective at the time of such filing or, if agreed to by the Acquiror and the Company, at such later time or date as is set forth in the Certificates of Merger (the date and time the Merger becomes effective being herein referred to as the "Effective Time").

         1.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Acquiror will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Acquiror will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         1.5. Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Acquiror, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the provisions of such Articles of Incorporation.

         1.6. Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of the Acquiror, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the provisions of the Articles of Incorporation of the Surviving Corporation and such Bylaws.

         1.7. Directors and Officers of the Surviving Corporation. The directors and officers of the Acquiror immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors are elected or appointed and qualified.

         1.8. Cancellation and Conversion of Securities. At the Effective Time, automatically by virtue of the Merger and without any further action on the part of the Company, the Acquiror, the Surviving Corporation or any holder of any of the following securities:

              (a) Each share of the Company's common stock, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock cancelled pursuant to Section 1.8(b) and Dissenting Shares (as defined in Section 1.9 hereof)) will be cancelled, retired and converted into and become a right to receive from the Acquiror $5.25 in net cash per share, without any interest thereon and less any required withholding taxes (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 1.10.

              (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in treasury of the Company or is then owned beneficially or of record by the Acquiror or any direct or indirect subsidiary of the Acquiror or the Company, will be cancelled and retired without payment of any consideration therefor and without any conversion thereof.

              (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) will be cancelled and retired without payment of any consideration therefor and without any conversion thereof.

         1.9. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a stockholder who has not voted in favor of the Merger and has properly exercised and perfected such holder's demand for appraisal rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") and as of the Effective Time has neither effectively withdrawn nor lost such holder's right to such appraisal will not be converted into the right to receive the Merger Consideration, but will become entitled to the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who fails to perfect or who effectively withdraws or loses such rights of appraisal under the DGCL will forfeit the right to appraisal of such shares, and such shares of Company Common Stock will no longer be Dissenting Shares and will be deemed to have been converted into the right to receive, at the Effective Time, the Merger Consideration set forth in Section 1.8(a) hereof. The Company will give the Acquiror (i) prompt written notice of any demands for appraisal, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         1.10. Surrender of Securities; Funding of Payments; Stock Transfer
Books.

               (a) Prior to the Effective Time, the Acquiror will appoint the Company's stock transfer agent, or such other bank or trust company as the Acquiror may choose to appoint, to act as paying agent (the "Paying Agent"), for the purpose of exchanging certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") for the Merger Consideration. When and as needed, the Surviving Corporation will make available to the Paying Agent sufficient funds to make the payments pursuant to
         Section 1.8 hereof to holders of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Exchange Fund"), and to make the appropriate cash payments, if any, to holders of Dissenting Shares. The Paying Agent will invest the Exchange Fund as the Acquiror directs; provided, however, that substantially all such investments will be in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion. The Exchange Fund will not be used for any other purpose, except as provided in this Agreement.

          (b) The Acquiror agrees that, promptly after the Effective Time, the Acquiror will cause the Paying Agent to mail to each holder of record (other than the Company, the Acquiror or any direct or indirect subsidiary of the Acquiror or the Company) of Company Certificates a form letter of transmittal for use in effecting the surrender of the Company Certificates in exchange for payment of the Merger Consideration.

          (c) Upon the surrender to the Paying Agent of each such Company Certificate formerly representing shares of Company Common Stock, together with a duly completed and executed letter of transmittal, the Paying Agent will pay to the holders of such Company Certificates the Merger Consideration for each share of Company Common Stock formerly represented by such Company Certificate, less any amounts required to be held pursuant to applicable tax laws, and the Company Certificate(s) so surrendered will be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it will be a condition to the payment of the Merger Consideration that the Company Certificate(s) so surrendered will be properly endorsed or be otherwise in proper form for transfer and that such transferee will (i) pay to the Paying Agent any transfer or other taxes required, or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

          (d) At the Effective Time, the stock transfer books of the Company will be closed and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they will be cancelled and exchanged as provided in
     Section 1.8 hereof. As of the Effective Time, the holders of Company Certificates representing shares of Company Stock will cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes.

          (e) In the event any Company Certificates will have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Section 1.10; provided, however, that the Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as the Acquiror may direct as indemnity against any claim that may be made against the Acquiror or the Paying Agent with respect to such Company Certificate alleged to have been lost, stolen or destroyed.

          (f) After the Effective Time, no dividends, interest or other distributions will be paid to the holder of any unsurrendered Company Certificates.

          (g) At any time following six months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. None of the Surviving Corporation, the Acquiror or the Paying Agent will be liable to any holder of a share of

     Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     1.11. Stock Options.

          (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt appropriate resolutions and use its best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Company Common Stock (the "Options") granted under the Company's 1991 Stock Option Plan, as amended (the "Option Plan"). The Company will use its best efforts to ensure that each such Option, whether or not then vested or exercisable, will at the Effective Time no longer be exercisable for the purchase of shares of Company Common Stock. Each holder of an Option which is vested at the Effective Time, however, in cancellation and settlement thereof, shall have the right to receive from the Surviving Corporation a cash payment (less any applicable withholding taxes) in the aggregate amount equal to the product of (i) the number of shares of Company Common Stock into which such Option would have been exercisable at the Effective Time if such Option had not been cancelled and (ii) the excess, if any, of the Merger Consideration over the exercise price per share for the shares of Company Common Stock subject to such Option as expressly stated in the applicable stock option agreement or other agreement, without any interest thereon (the "Option Consideration"). The Company will take such other actions as are necessary to fully advise holders of Options of their rights under this Agreement and the Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 1.11. Prior to the Effective Time, the Acquiror and the Company will establish a procedure to effect the surrender of Options in exchange for the Option Consideration to which the holder of an Option will be entitled under this Section 1.11, and, upon surrender of such Option, the Surviving Corporation will pay to the holder thereof in cash the amount of the Option Consideration, if any, to which such holder will be entitled thereunder. Other than as expressly set forth in this
     Section 1.11, no holder of an Option will have from and after the Effective Time any other rights in respect thereof other than to receive payment for his or her Options equal to the Option Consideration, and the Company will take all necessary actions to terminate effective as of the Effective Time the Company's stock option plans, agreements and similar arrangements.

          (b) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt appropriate resolutions and use its best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all outstanding stock options to purchase Company Common Stock not granted under the Option Plan (the "Non-Plan Options"). The Company will use its best efforts to ensure that each such Non-Plan Option, whether or not then vested or exercisable, will at the Effective Time no longer be exercisable and will terminate and be cancelled. Other than as expressly set forth in this Section 1.11, no holder of a Non-Plan Option will have from and after the Effective Time any other rights in respect thereof, and the Company will take all necessary actions to terminate effective as of the Effective Time the Company's stock option agreements and similar arrangements with respect to the Non-Plan Options.

                                   ARTICLE 2.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule referred to in Section 2.1 hereof, the Company represents and warrants to the Acquiror as of the date hereof as follows:

          2.1. Disclosure Schedule. The Company has heretofore delivered to the Acquiror a disclosure schedule (the "Disclosure Schedule") which is divided into sections which correspond to the sections of this Article 2. The Disclosure Schedule is true, accurate and complete in all material respects. Any item, information or facts set forth in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation and warranty unless a reasonable person would not understand the exception taken from the item, information or facts provided; provided, however, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). In addition, any item, information or facts disclosed in one subsection of the Disclosure Schedule will be deemed to be disclosed in all other applicable subsections of the Disclosure Schedule; provided, that such item, information or fact has been initially disclosed in such a manner that a reasonable person could infer that the inclusion of such information in such additional subsection would be warranted.

          2.2. Organization and Qualification. To the Company's knowledge, the Company and each subsidiary of the Company (referred to herein as a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. To the Company's knowledge, the Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means any effect, change or event that, individually or in the aggregate with all similar effects, changes or events, is or would be material and adverse: (i) either before or immediately after the Effective Time, to the business, properties, liabilities, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; (ii) to the ability of the Acquiror or the Surviving Corporation to conduct such business, as presently conducted, immediately following the Effective Time; or (iii) to the Company's ability to perform any of its obligations under this Agreement or which threatens or is or would reasonably be expected to impede the Company's ability to consummate the Merger. The Company has heretofore delivered to the Acquiror complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect. Except to the extent specifically disclosed on the Disclosure Schedule, or any entity in which the Company owns, directly or indirectly, an equity interest of less than 1% of the fair market value of such entity's outstanding equity securities, to the Company's knowledge, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture or other business association or entity.

          2.3. Authorization and Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, the requisite corporate power and authority to consummate the transactions contemplated hereby and to file and distribute the Proxy Statement (as defined in Section 4.2 hereof). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board, no other corporate proceedings on the part of the Company (other than stockholder approval) or any Subsidiary are necessary to authorize this Agreement and, subject to obtaining the approval of the Company's stockholders, no other corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

          2.4. Capitalization. The authorized capital stock of the Company consists of (i) 17,500,000 shares of Company Common Stock, of which 6,636,253 shares are issued and outstanding as of January 24, 2000 and (ii) 2,500,000 shares of undesignated preferred stock, par value $.01 per share, none of which are issued or outstanding. All issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any pledge, security interest, encumbrance, lien, claim or charge of any kind ("Lien"). All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable and have not been issued in violation of and are not currently subject to any preemptive rights. Except as set forth on the Disclosure Schedule, there are not, to the Company's knowledge, any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements or any other agreements of any character to which the Company or any Subsidiary is a party that, directly or indirectly, (i) obligate the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (iii) relate to the voting or control of such capital stock. To the Company's knowledge, the Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants and other rights to acquire Company Common Stock or any other shares of capital stock of the Company, including the name of the holder, the date of grant, acquisition price, expiration date, number of shares, exercisability schedule and, in the case of options, the type of option under the Internal Revenue Code of 1986, as amended. To the Company's knowledge, the Disclosure Schedule also sets forth the contractual restrictions to which any shares of Company Common Stock issued pursuant to the Option Plan or other option arrangements are currently subject and also sets forth the restrictions to which such shares will be subject immediately after the Effective Time, other than as set forth in the Option Plan or stock option agreements thereunder. No consent of holders or participants under the Option Plan or other stock option agreements is required to carry out the provisions of Section 1.11 hereof. All actions, if any, required on the part of the Company under the Option Plan to allow for the treatment of Options as is provided in Section 1.11 hereof, has been, or prior to the Closing will be, validly taken by the Company. All actions, if any, required on the part of the Company to allow for the treatment of Non-Plan Options as is provided in Section 1.11 hereof, has been, or prior to the Closing will be, validly taken by the Company.

          2.5. SEC Filings and Financial Statements. To the Company's knowledge, the Company has filed all forms, reports, registration statements and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings, to the Company's knowledge, (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the fiscal year ended March 31, 1999 (the "Company 1999 Financials"), to the Company's knowledge (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly presented the consolidated financial position of the Company as of the dates thereof and the income, cash flows and changes in stockholders' equity for the periods involved. To the Company's knowledge, the statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified in the applicable statement of operations or notes thereto. The Company has also previously delivered to the Acquiror complete and accurate copies of all statements on Schedule 13D and Schedule 13G known to the Company to have been filed with the SEC since January 1, 1996, with respect to the capital stock of the Company. Since January 1, 1996, the Company has filed in a timely manner all reports required to be filed by it pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

     2.6. Absence of Undisclosed Liabilities. Except to the extent specifically disclosed on the Disclosure Schedule or otherwise to the Company's knowledge, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would have a Company Material Adverse Effect, except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of March 31, 1999 contained in the Company 1999 Financials (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of September 30, 1999 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 (the "Company Interim Balance Sheet"), and (b) liabilities or obligations disclosed in this Agreement.

     2.7. Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), (ii) approval by the Company's stockholders, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the MBCA, (iv) compliance with Section 262 of the DGCL regarding appraisal rights, and (v) any items disclosed on the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority (including without limitation any non-governmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent or approval of any federal, state, local or foreign public body or authority (including without limitation any non-governmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Lien (as defined in Section 2.4 hereof) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect and would not have a Company Material Adverse Effect.

     2.8. Compliance with Laws. Except to the extent specifically disclosed on the Disclosure Schedule or otherwise to the Company's knowledge and except for those violations of the law which the officers of the Company should have reasonably been expected to know in the course of discharging their duties as officers of the Company, all activities of the Company and each Subsidiary have been and are currently being, conducted, to the Company's knowledge, in compliance with all applicable federal, state, local and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity (including without limitation any non-governmental self-regulatory agency), the failure to comply with which could reasonably be expected to have a Company Material Adverse Effect.

     2.9. Litigation. Except to the extent specifically disclosed on the Disclosure Schedule, no investigation or review by any federal, state, local or foreign body or authority (including without limitation any non-governmental self-regulatory agency) with respect to the Company or any Subsidiary, to the Company's knowledge, is pending or threatened, nor has any such body or authority (including without limitation any non-governmental self-regulatory agency) indicated to the Company or any Subsidiary an intention to conduct the same. Except to the extent specifically disclosed on the Disclosure Schedule, there are no claims, actions, suits or proceedings by any private party that, to the Company's knowledge, could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $100,000, or by any governmental body or authority (including without limitation any non-governmental self-regulatory agency), against or affecting the Company or any Subsidiary, pending or threatened at law or in equity, or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality and to the Company's knowledge there is no basis for any such investigation, review, claim, action, suit or proceedings.

     2.10. Absence of Material Adverse Changes. Except to the extent specifically disclosed in the Disclosure Schedule, since March 31, 1999 there has not been any (a) change or circumstance with a Company Material Adverse Effect; (b) damage, destruction or loss, whether or not covered by insurance, that could reasonably be expected to have a Company Material Adverse Effect; (c) change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants; or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 2.10.

     2.11. Disclosure Documents. The Proxy Statement and the Schedule 13E-3 (as defined in Section 4.2 hereof) and any amendments or supplements thereto, will comply in all material respects with all applicable laws, regulations and requirements, including the requirements of the Exchange Act. None of the information relating to the Company included or incorporated by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (B) the
Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will, to the Company's knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 2.11, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by the Acquiror or any of its representatives specifically for inclusion or incorporation by reference therein.

     2.12. Merger Filings. The information as to the Company and the Subsidiaries or any of their affiliates or stockholders included in the Company's filing, or submitted to the Acquiror for inclusion in its filing, if any, required to be submitted under the HSR Act will be true, correct and complete in all material respects and will comply in all material respects with the applicable requirements of the HSR Act and the rules and regulations issued by the Federal Trade Commission pursuant thereto.

          2.13. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          2.14. Company Action. As of the date hereof, the Company Board, based upon the recommendation of the Special Committee, at a meeting thereof duly called and held has (i) approved the Merger and approved and adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company's stockholders (other than the Acquiror), and (iii) resolved to declare advisable and recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders.

          2.15. State Takeover Laws. The Company Board has taken all action necessary to exempt the transactions contemplated by this Agreement, including without limitation the Merger, from the operation of any applicable "fair price," "moratorium," "control share acquisition," "business combination" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation.

          2.16. Rights Plan. The Company has not entered into, and the Company Board has not adopted or authorized the adoption of, a stockholder rights plan or similar agreement.

          2.17. Fairness Opinion. As of the date hereof, the Special Committee has received the written opinion of U.S. Bancorp Piper Jaffray Inc., financial advisor to the Special Committee, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the consideration to be received by the holders of shares of Company Common Stock (other than the Acquiror) in the Merger is fair to such holders from a financial point of view. The Special Committee has furnished an accurate and complete copy of such written opinion to the Acquiror.

          2.18. No Finders. Except for the engagement letter between the Company and U.S. Bancorp Piper Jaffray Inc., dated September 15, 1999, a copy of which has been provided to the Acquiror prior to the date of this Agreement, pursuant to which the only fees payable by the Company are $125,000 paid as of the date hereof and $425,000 payable upon the Closing of the Merger, no act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

                                   ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

          The Acquiror represents and warrants to the Company as of the date hereof as follows:

          3.1. Organization and Qualification. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Acquiror is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have an Acquiror Material Adverse Effect (as defined below). "Acquiror Material Adverse Effect" means any effect, change or event that, individually or in the aggregate with all similar effects, changes or events, is or would be material and adverse: (i) either before or immediately after the Effective Time, to the business, properties, liabilities, results of operation or financial condition of the Acquiror and its subsidiaries, considered as a whole, or (ii) to the Acquiror's ability to perform any of its obligations under this Agreement or which threatens or is or would reasonably be expected to impede the Acquiror's ability to consummate the Merger.

     3.2. Authorization and Enforceability. The Acquiror has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquiror and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Acquiror and will be duly and validly authorized and approved by the Parent as the sole shareholder of the Acquiror and no other corporate proceedings on the part of the Acquiror or the Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquiror and constitutes the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3. Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, state securities laws and the HSR Act,
(ii) the filing and recordation of appropriate merger documents as required by the DGCL and the MBCA, and (iii) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders, the execution and delivery of this Agreement by the Acquiror and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of the Acquiror; (b) violate any statute, rule, regulation, order or decree of any public body or authority (including without limitation any non-governmental self-regulatory agency) by which the Acquiror or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent or approval of any public body or authority (including without limitation any non-governmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Acquiror or its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Acquiror or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except (x) in the cases of clauses (b) or
(c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay consummation of this Merger or otherwise prevent the Acquiror from performing its obligations under the Agreement and would not have an Acquiror Material Adverse Effect, and
(y) in the case of clause (d), for any such violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent the Acquiror from performing its obligations under this Agreement in any material respect and would not have an Acquiror Material Adverse Effect.

     3.4. Disclosure Documents. None of the information supplied or to be supplied by the Acquiror or its affiliates in writing specifically for inclusion or incorporation by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (B) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.5. Merger Filings. The information as to the Acquiror and the Parent or any of their affiliates or stockholders included in the Acquiror's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act will be true, correct and complete in all material respects and will comply in all material respects with the applicable requirements of the HSR Act and the rules and regulations issued by the Federal Trade Commission pursuant thereto.

     3.6. No Vote Required. No vote of the holders of the outstanding shares of common stock of either the Acquiror or the Parent is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by the Acquiror and the Parent as of the date hereof.

     3.7. Financing. The Acquiror has cash on hand or reasonably expects to receive commitments to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement, including the Merger and satisfy all other costs and expenses arising in connection therewith (the "Financing").

     3.8. No Finders. No act of the Acquiror or the Parent has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein, except for those fees owed to Greene Holcomb & Fisher LLC.

                                   ARTICLE 4.
                                   COVENANTS

     4.1. No Solicitation. Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, financial advisors, counsel, representatives, agents or affiliates will, directly or indirectly, encourage, solicit, initiate or, except to the extent provided below, participate in any way in discussions or negotiations with, or provide any confidential information regarding the Company or any Subsidiary to, any Third Party (as defined below) concerning or in connection with any tender offer (including a self-tender offer), exchange offer, merger, sale of substantial assets outside the ordinary course of business, sale of securities or similar transactions involving the Company or any Subsidiary or division of the Company (each, an "Acquisition Proposal"); except that nothing contained in this Section 4.1 or in any other provision of this Agreement will prohibit the Company or the Company Board from:
(i) taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or (ii) making such disclosure to the Company's stockholders as, in the reasonable judgment of the Company Board with the advice of outside counsel, is required under applicable law. For purposes of this Agreement, "Third Party" will mean any corporation, partnership, person or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than the Acquiror or any affiliate of the Acquiror and their respective directors, officers, employees, representatives and agents. Notwithstanding the foregoing, the Company may furnish confidential information regarding the Company to and enter into discussions or negotiations with any Third Party if and only if: (x) such Third Party, has on an unsolicited basis, submitted a bona fide written Acquisition Proposal; (y) the Company Board determines in good faith, based on, among other things, the legal advice of the Company's outside counsel, that its fiduciary duties require the Company Board to take such action; and (z) the Company and such Third Party enter into a confidentiality agreement with standard terms and provisions. Subject to the provisions of Section 6.1 hereof, the Company may approve, accept and recommend an Acquisition Proposal if and only if: (1) the Company Board determines in good faith, based on, among other things, advice of its legal counsel that its fiduciary duties require the Company Board to take such action; (2) the Company Board determines, after consultation with its financial advisors, that the Acquisition Proposal would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (such Acquisition Proposal satisfying the immediately preceding clauses (1) and (2)) is referred to hereinafter as an "Approved Offer"); (3) the Company promptly notifies the Acquiror of the Company Board's determination that an Acquisition Proposal constitutes an Approved Offer;
and (4) the Acquiror does not make, within three (3) business days of the Acquiror's receiving such notice, an offer which the Company Board, after consultation with its financial advisors, determines is superior to such Approved Offer. The Company will promptly notify the Acquiror of the receipt and the terms of any Acquisition Proposal that it may receive, including the identity of the offeror, and will keep the Acquiror reasonably informed of the status of any such Acquisition Proposal. The Company Board acknowledges that the agreements contained in this Section 4.1 are derived from and based upon its opinion that the Merger is fair and in the best interests of the Company and its stockholders (other than the Acquiror). Nothing contained in this Section 4.1 will relieve any party from fulfilling its obligations under Article 6.

        4.2. Stockholders Meeting; Proxy Statement.

            (a) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of adopting this Agreement and the transactions contemplated hereby, including the Merger, by obtaining the Required Company Vote. Subject to the Company Board's fiduciary duties, the Company Board, based upon the recommendation of the Special Committee, will declare the advisability of, and recommend to its stockholders the approval and adoption of, this Agreement and the transactions contemplated hereby, including the Merger, will include such recommendation in the Proxy Statement and will take all lawful action to solicit such approval and adoption.

            (b) As soon as reasonably practicable following the date of this Agreement, the Company and the Acquiror will jointly prepare, and the Company will file with the SEC, a proxy statement and a form of proxy in connection with the Stockholders Meeting (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Proxy Statement") and a Rule 13E-3 Transaction Statement (the "Schedule 13E-3"). The Acquiror will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement and the
        Schedule 13E-3, including without limitation furnishing the Company upon request with any and all information regarding the Acquiror, the Parent or their respective affiliates, the plans of such persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth therein under the Exchange Act. The Company will use reasonable best efforts to respond to the comments of the SEC concerning the Proxy Statement or the Schedule 13E-3 as promptly as practicable and to mail the definitive Proxy Statement to its stockholders as soon as practicable. The Company will pay the filing fees for the Proxy Statement and the Schedule 13E-3. The Acquiror will be given a reasonable opportunity to review and approve all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof. The Company and the Acquiror each agree to correct any information provided by such party for use in the Proxy Statement or the Schedule 13E-3 that becomes false or misleading. The Company will cause the fairness opinion of U.S. Bancorp Piper Jaffray referred to in Section
        2.17 to be included as an exhibit to the Proxy Statement and the
        Schedule 13E-3.

            (c) Each party will notify the other party promptly of (i) the receipt of any notices, comments or other communications from the SEC, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other party with copies of all correspondence between such party or its representatives on the one hand and the SEC or members of its staff on the other hand with respect to the Proxy Statement or the Schedule 13E-3.

            (d) If, at any time prior to the Stockholders Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform the Acquiror. If, at any time prior to the Stockholders Meeting, any event should occur relating to the Acquiror or the Parent or relating to the plans of the Acquiror for the Surviving Corporation after the Effective Time, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Acquiror will promptly inform the Company. In any such case, the Company or the Acquiror, as the case may be, with the cooperation of the other party, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the parties will approve the form and content of such amendment or supplement.

            (e) The Company will cause Norwest Bank Minnesota, N.A., the Company's transfer agent, to make stock transfer records available to the extent reasonably necessary to effectuate the intent of this Agreement.

        4.3. Access to Information. The Company will afford to the Acquiror, and to the Acquiror's accountants, officers, directors, employees, counsel and other representatives, full access, from the date hereof through the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records, and, during such period, the Company will furnish promptly to the Acquiror all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, officers, employees, distributors, customers, suppliers and others having dealings with the Company as the Acquiror may reasonably request.

        4.4. Consents. The Company will, at its cost and expense, use all reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. The Acquiror agrees to cooperate with the Company in connection with obtaining such approvals and consents. The Acquiror will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Acquiror to consummate the transactions contemplated hereby. The Company agrees to cooperate with the Acquiror in connection with obtaining such approvals and consents.

        4.5. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, except (i) the Company and the Acquiror will share equally the cost of the filing fees required under the HSR Act; (ii) the Company will pay all costs and expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals; and (iii) as otherwise provided in Section 6.2.

        4.6. Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary or otherwise), each of the parties hereto agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.

        4.7. Regulatory Approvals. The Company and the Acquiror will take all reasonable action as may be necessary under federal or state securities laws or the HSR Act applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies that they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party will give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Notwithstanding the foregoing or anything herein to the contrary, the Acquiror will not be required to make arrangements for or to effect the cessation, sale or other disposition of particular assets or categories of assets or businesses of the Acquiror, the Company, or any of their affiliates.

        4.8. Certain Notifications. From time to time prior to the Effective Time within five days of the end of each calendar month, the Company will provide written notice to the Acquiror of any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby, or (b) would constitute a breach of any covenant contained in this Agreement. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article 2 of this Agreement in order to determine the fulfillment of the conditions set forth in
Section 5.2(a) and to determine whether a breach has occurred for purposes of
Section 5.2(b) or pursuant to Section 6.1(g) hereof, the Disclosure Schedule delivered by Company in accordance with Section 2.1 will be deemed to include only the information contained therein when delivered in accordance with Section
2.1 and will be deemed to exclude any information contained in any subsequent notifications hereunder.

        4.9. Officers' and Directors' Indemnification. The Surviving
Corporation agrees that it will provide to the directors and officers of the Company indemnification to the fullest extent provided by its Articles of Incorporation and Bylaws with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth anniversary of the Effective Time, until such matters are finally resolved). The Surviving Corporation will obtain and maintain in effect for not less than three years after the Effective Date, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefore a policy or policies of at least the same coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution); provided that in no event will Surviving Company be required to expend more than 150% of the current annual premiums paid by the Company for such coverage (the "Maximum Premium"); and provided further that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 4.9 for such aggregate premium, the Surviving Corporation will obtain as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium.

        4.10. Financing. The Acquiror will use its reasonable best efforts
(i) to consummate the Financing or such other financing as will be mutually and reasonably satisfactory to the Company and the Acquiror on or before the Closing Date and (ii) to execute and deliver definitive agreements with respect to the Financing or such other financing as will be mutually and reasonably satisfactory to the Company and the Acquiror (the "Definitive Financing Agreements") on or before the Closing Date. The Company will use its reasonable best efforts to assist and cooperate with the Acquiror to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing which are applicable to the Company.

                                   ARTICLE 5.
                               CLOSING CONDITIONS

        5.1. Conditions to Obligations of the Acquiror and the Company. The respective obligations of each party to consummate the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

            (a) Neither the Acquiror nor the Company are subject to any final order, decree or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of the Acquiror effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

            (b) The waiting periods applicable to the consummation of the Merger under the HSR Act has expired or terminated.

       5.2. Conditions to Obligations of the Acquiror. The obligation of the Acquiror to consummate the Merger will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

            (a) Each representation and warranty of the Company contained in this Agreement is true and correct on the date hereof and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and would not have, a Company Material Adverse Effect. For purposes of this Section 5.2(a), all representations and warranties contained in Article 2 qualified by Company Material Adverse Effect will not be deemed so qualified.

            (b) The Company has performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing; provided, however, that the obligation of the Acquiror to consummate the Merger will not be subject to the satisfaction of this condition if the reason that the Company has not performed or complied in all material respect with a particular agreement, obligation or condition is the result of the action or inaction by the officers of the Company that constitutes a breach of any such agreement, obligation or condition.

            (c) The Company has obtained all permits, authorizations, consents and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to the Acquiror, and the Acquiror has received evidence reasonably satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

            (d) The funding of the financing under the Definitive Financing Agreements has occurred or the Acquiror will otherwise have immediate access to sufficient funds under any other commitment acceptable to the Acquiror to enable performance of the obligations of the Acquiror under this Agreement.

            (e) Holders of no more than 5% of the outstanding Company Common Stock have exercised appraisal rights.

       5.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

            (a) The approval of the stockholders of the Company referred to in
       Section 4.2 hereof has been obtained, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

            (b) Each representation and warranty of the Acquiror contained in this Agreement is true and correct on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and would not have, an Acquiror Material Adverse Effect. For purposes of this Section 5.3(b), all representations and warranties contained in Article 3 qualified by Acquiror Material Adverse Effect will not be deemed so qualified.

            (c) The Acquiror has performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by the Acquiror on or prior to the Closing.

                                   ARTICLE 6.
                          TERMINATION AND ABANDONMENT

       6.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

            (a) by mutual written consent duly authorized by the Board of Directors of the Acquiror and the Board of Directors of the Company;

            (b) by either the Acquiror or the Company if the Merger has not been consummated on or before the date that is nine months after the date hereof; provided, however, that the terminating party has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission (the "FTC") --- or Department of Justice ("DOJ") pursuant to the HSR Act, such date will be extended to the 90th day --- following acknowledgment by the FTC, or DOJ, as applicable, that the Acquiror and the Company have complied with such request, but in any event not later than six months from the date hereof;

            (c) by either the Acquiror or the Company if a court of competent jurisdiction or an administrative, governmental or regulatory body has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (d) by either the Acquiror or the Company if, at the Stockholders Meeting, the Required Company Vote is not obtained, except that the right to terminate this Agreement under this Section 6.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Required Company Vote;

            (e) by the Acquiror if (i) Company has breached its obligations under Section 4.1 hereof in any material respect, (ii) the Company Board has recommended, approved, accepted or entered into an agreement (other than a confidentiality agreement) regarding an Acquisition Proposal or an Approved Offer, (iii) the Company Board has withdrawn or modified in a manner adverse to the Acquiror its recommendation of the Merger, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the

       Company Board, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or (v) the Company has failed to mail the Proxy Statement to its stockholders within 10 days after being cleared by the SEC, failed to include in the Proxy Statement the Company Board's recommendation of the Merger or the fairness opinion of Piper Jaffray referred to in Section 2.17 hereof or has postponed or, without having obtained the Required Company Vote, adjourned the Stockholders Meeting (unless such failure to mail, postponement or adjournment, as the case may be, was necessitated by applicable law);

            (f) by the Company if (i) it is not in material breach of its obligations under this Agreement, (ii) the Company Board has approved, accepted or recommended an Approved Offer in accordance with Section 4.1 hereof and (iii) the Company has paid to the Acquiror the fee required by
       Section 6.2 hereof to be paid to the Acquiror in the manner provided therein;

            (g) by the Acquiror if (i) the Acquiror is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement such that the conditions in Article 5 hereof will not be satisfied, and the breach is not curable or, if curable, is not cured by the Company within 10 calendar days after receipt by the Company of written notice from the Acquiror of such breach;

            (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Acquiror of any of its representations, warranties or obligations under this Agreement such that the conditions in Article 5 hereof will not be satisfied, and the breach is not curable or, if curable, is not cured by the Acquiror within 10 calendar days after receipt by the Acquiror of written notice from the Company of such breach; or

            (i) by the Acquiror, if the holders of more than 5% of the outstanding Company Common Stock exercise appraisal rights.

       6.2.  Effect of Termination.

            (a) In recognition of the time, efforts and expenses expended and incurred by the Acquiror with respect to the Company and the opportunity that the acquisition of the Company presents to the Acquiror, if:

                    (i) this Agreement is terminated pursuant to Sections
               6.1(e)(i), (ii) or (iii) above, then the Company will pay to the Acquiror a fee in the amount of One Million Dollars ($1,000,000) (the "Fee"), payable upon such date of termination;

                    (ii) this Agreement is terminated pursuant to Section
               6.1(e)(iv) above, then the Company will pay to the Acquiror the Fee upon, and only upon: (A) the entering into of an agreement (except for a confidentiality agreement) providing for an Acquisition Proposal or an Approved Offer, or (B) the date a Third Party acquires 50% or more of the Company's outstanding shares of Company Common Stock in a tender or exchange offer, if such agreement is entered into or if such acquisition occurs within 12 months of the termination of this Agreement;

                    (iii) this Agreement is terminated pursuant to Section
               6.1(e)(v) above, then the Company will pay to the Acquiror the Fee upon, and only upon the entering into of an agreement (except for a confidentiality agreement) providing for an Acquisition Proposal or an Approved Offer, if such agreement is entered into or if such acquisition occurs within 12 months of the termination of this Agreement; or

                    (iv) this Agreement is terminated pursuant to Section 6.1(f)
               above, then the Company will pay to the Acquiror the Fee, payable upon such date of termination.

         The Fee, if payable pursuant to subsections (i), (ii), (iii) or (iv) above, will be paid by wire transfer of immediately available funds to an account designated by the Acquiror for such purpose. The Company acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the Acquiror would not enter into this Agreement. If the Company fails to pay promptly, the Fee due pursuant to this Section 6.2, the Company will also pay to the Acquiror the Acquiror's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid Fee under this section, accruing from its due date, at an interest rate per annum equal to five percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the day of such change in such prime rate.

            (b) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 6.1 hereof, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 4.3, 4.5 and 6.2(a) hereof, which sections will survive termination of this Agreement. In the event of the termination of this Agreement pursuant to any paragraph of Section 6.1 hereof that is caused by a breach of a party, the party whose breach was the basis for the termination will not be relieved from any liability for its breach or its obligations pursuant to this Section 6.2, and the other party will have no further obligations under this Agreement except as provided in Sections 4.2 and 4.5 and
       Article 7 hereof.

                                   ARTICLE 7.
                                 MISCELLANEOUS

        7.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        7.2. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein; provided, however, that, if the Company seeks to make such extension or waiver as provided in (i), (ii) or (iii) above, it must first obtain the approval of the Special Committee. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        7.3. Notices. All notices and other communications hereunder will be in writing and will be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

            (a) if to the Acquiror, to it at:

                5500 Wayzata Boulevard, Suite 750
                Minneapolis, MN 55416
                Attention:  Peter J. King

                with a copy (which will not constitute notice) to:

                Oppenheimer Wolff & Donnelly LLP
                Plaza VII Building, Suite 3400
                45 South Seventh Street
                Minneapolis, Minnesota  55402
                Attention:  Bruce A. Machmeier, Esq.
                Fax: (612) 607-7100

            (b) If to the Company, to it at:

                Sunrise International Leasing Corporation
                5500 Wayzata Boulevard, Suite 750
                Minneapolis, MN 55416
                Attention:  Chief Financial Officer
                Fax: (612) 593-9630

                with a copy to:

                Fredrikson & Byron P.A.
                1100 International Centre
                900 Second Avenue South
                Minneapolis, Minnesota  55402
                Attention:  Thomas R. King, Esq.
                Fax: (612) 347-7077

        7.4. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Acquiror may assign its rights and obligations under the Agreement to the Parent, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that Section
4.9 of this Agreement will inure to the benefit of the persons identified therein.

        7.5. Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of Minnesota, except that, insofar as the procedures of the Merger are subject to the law of the State of Delaware because the Company is incorporated in Delaware are concerned, the law of the State of Delaware will apply.

        7.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

        7.7. Knowledge. As used in this Agreement, the term "to the Company's knowledge" or words to similar effect will mean the actual knowledge of the executive officers of the Company.

        7.8. Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

        7.9. Publicity. Upon execution of this Agreement by the Acquiror and the Company, the parties will jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them and neither party will, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of The Nasdaq Stock Market ("Nasdaq") and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of Nasdaq; and (c) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice will include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict the Acquiror's or the Company's communications with their employees or customers in the ordinary course of business.

        7.10. Entire Agreement. This Agreement, including the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                  THE KING MANAGEMENT CORPORATION

                  By      /s/ Peter J. King
                      --------------------------------------------------------

                  Its:    Chief Executive Officer
                      --------------------------------------------------------


                  SUNRISE INTERNATIONAL LEASING CORPORATION


                  By      /s/ Jeffrey Jacobsen
                      --------------------------------------------------------

                  Its:    Executive Vice President and Chief Financial Officer
                      --------------------------------------------------------